                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-91255) of Beacon Capital Partners, Inc. and in the related Prospectus of (i) our report dated January 24, 2001 with respect to the consolidated financial statements and schedule of Beacon Capital Partners, Inc.,
(ii) our report dated January 24, 2001 with respect to the consolidated financial statements and schedule of Beacon/PW Kendall LLC, and (iii) our report dated January 24, 2001 with respect to the financial statements and schedule of Beacon Capital Strategic Partners, L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 20, 2001